                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [x] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                          NORTHFIELD LABORATORIES INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

September 20, 2000

                         SUPPLEMENT TO PROXY STATEMENT

     On August 18, 2000, Northfield Laboratories Inc. filed with the Securities and Exchange Commission and mailed to its stockholders a definitive proxy statement relating to its annual meeting of stockholders to be held on Thursday, October 12, 2000, commencing at 9:00 A.M., local time, at the Third Floor, 1560 Sherman Avenue, Evanston, Illinois 60201-4800. This document supplements the information contained in Northfield's proxy statement.

PROXY CONTEST

     After the mailing of Northfield's proxy statement, a preliminary proxy statement was filed with the SEC by C. Robert Coates and Management Insights, Inc. This proxy statement indicated the intention of Mr. Coates and Management Insights to solicit proxies for the election of four director nominees at Northfield's annual meeting. This preliminary proxy statement was filed with the SEC on August 29, 2000 and was subsequently amended by a revised preliminary proxy statement filed on September 15, 2000. The preliminary proxy statements are available on the SEC's web site at www.sec.gov.

     The four director nominees proposed by Mr. Coates and Management Insights are C. Robert Coates, Bert R. Williams III, Jerry L. Ruyan and Christopher S. Coates. Information regarding the director nominees, including their ages, business addresses, family relationships and business and educational experience, is included in the preliminary proxy statement filed with the SEC by Mr. Coates and Management Insights. None of the director nominees is or has been a director, officer or employee of Northfield. None of the director nominees is or has been indebted to Northfield or is or has been a party, directly or through any other firm or entity, to any transaction to which Northfield was also a party. None of the director nominees nor any of their respective associates is a party adverse to Northfield, or has a material interest adverse to Northfield, in connection with any pending litigation or other proceeding. None of the director nominees has been required to comply with the requirements of Section 16(a) of the Securities Exchange Act with respect to their ownership of Northfield common stock.

     C. Robert Coates is the beneficial owner of 647,550 shares representing approximately 4.5% of Northfield's outstanding common stock. None of the other director nominees owns any shares of Northfield common stock.

     Certain information regarding the four director nominees included in this proxy supplement has been taken from, and is based upon, the information contained in the preliminary proxy statement of C. Robert Coates and Management Insights.

PARTICIPANT INFORMATION

     Northfield and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with Northfield's annual meeting of stockholders. The participants in this solicitation may include Northfield's directors -- Richard E. DeWoskin, Steven A. Gould, M.D., Gerald S. Moss, M.D., Bruce S. Chelberg, Jack Olshansky and David A.
Savner -- and Jack J. Kogut, Northfield's Vice President -- Finance.

     Information regarding the business address, the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on with respect to each the named participants is set forth in Northfield's proxy statement. The business address of Mr. Kogut is Northfield Laboratories Inc., 1560 Sherman Avenue, Suite 1000, Evanston, Illinois 60201-4800.

     The number of shares of Northfield's common stock beneficially owned by each of the named participants as of the date of this supplement is set forth in Northfield's proxy statement. All of the shares owned of record by any of the named participants are beneficially owned by such participant.

     None of Northfield's directors has purchased or sold any shares of Northfield's common stock within the past two years. Jack J. Kogut purchased and sold the following shares of the Northfield's common stock within the past two years in connection with the exercise of stock options:

TRANSACTION TYPE    DATE     NUMBER OF SHARES   PRICE PER SHARE
----------------    ----     ----------------   ---------------
Purchase          10/23/98        12,500            $ 7.14
Sale              10/30/98         1,000            $11.56
Sale              10/30/98           500            $11.50
Sale              10/30/98           500            $11.69
Sale              11/02/98         1,000            $11.63
Sale              11/03/98         3,000            $11.00
Sale              11/04/98         2,000            $11.00
Sale              11/05/98         2,500            $11.00
Sale              11/05/98         2,000            $11.38

     No part of the purchase price or market value of the shares of Northfield's common stock beneficially owned by the named participants is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares.

     None of the named participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Northfield, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     The shares of Northfield's common stock of which Bruce S. Chelberg may be deemed a beneficial owner are held of record by Whitman Corporation. Mr. Chelberg is the Chairman and Chief Executive Officer of Whitman Corporation. Mr. Chelberg disclaims beneficial ownership of the shares held by Whitman Corporation. The address of Whitman Corporation is set forth in Northfield's proxy statement. Except for the foregoing, none of the associates of any of the named participants beneficially own any shares of Northfield's common stock.

     None of the named participants has been convicted during the past ten years in a criminal proceeding (excluding traffic violations and similar misdemeanors).

     Richard E. DeWoskin, Northfield's Chairman and Chief Executive Officer, Steven A. Gould, M.D., Northfield's President, and Jack J. Kogut, Northfield's Vice President -- Finance, are parties to employment agreements with Northfield. The principal terms of these employment agreements are described in Northfield's proxy statement and in this proxy supplement. Gerald S. Moss, M.D., one of the scientific founders of Northfield, has been a party to consulting agreements pursuant to which he has provided consulting services to Northfield in the field of human blood substitutes. Dr. Moss's most recent consulting agreement with Northfield expired on August 31, 2000. Northfield anticipates that it will renew Dr. Moss's consulting agreement for an additional one year term. During the last fiscal year, Dr. Moss was paid $60,000 in connection with consulting services provided to Northfield. Except for the foregoing agreements, none of the named participants or any of their respective associates has any arrangement or understanding with any person with respect to any future employment by Northfield or any of its affiliates or with respect to any future transaction to which Northfield or any of its affiliates will or may be a party.

ADDITIONAL INFORMATION REGARDING SOLICITATION

     Certain information regarding the solicitation of proxies in connection with this solicitation is set forth in Northfield's proxy statement. Following the filing of the preliminary proxy statement by Mr. Coates and Management Insights, Northfield agreed to increase the amount of the fee payable to Innisfree M+A Incorporated in connection with this solicitation to an amount not to exceed $125,000, plus reimbursement for its reasonable out-of-pocket expenses. Northfield has agreed to indemnify Innisfree against liabilities arising in connection with its engagement, including liabilities arising under the federal securities laws. Innisfree may employ up to 75 people in connection with this solicitation. Proxies may be solicited by mail, courier service,

Internet, advertising, telephone, telegram, telecopier or in person. Northfield estimates that the amount it will spend in connection with this solicitation is approximately $450,000, of which approximately $125,000 has been spent to date. Other than Richard E. DeWoskin, Steven A. Gould, M.D. and Jack J. Kogut, no employees of Northfield are expected to participate in this solicitation. All of the expenses incurred in connection with this solicitation will be paid by Northfield.

BACKGROUND

     C. Robert Coates first contacted Richard E. DeWoskin, Northfield's Chief Executive Officer, by phone in early 1998. Mr. Coates indicated that he was interested in the development of Northfield's PolyHeme(TM) blood substitute product and had acquired a significant number of shares of Northfield's common stock. Mr. Coates and Mr. DeWoskin spoke briefly by phone on several other occasions during 1998 regarding general business developments and Mr. Coates' proposals for increasing the price of Northfield's stock through an expanded public and investor relations program.

     In November and December 1998, Mr. Coates sent two letters to Mr. DeWoskin in which he repeated his proposals regarding an expanded public and investor relations program and requested to meet with Mr. DeWoskin in person. In December 1998, Mr. DeWoskin responded by letter to the communications from Mr. Coates. Mr. DeWoskin agreed that the stock market had substantially undervalued Northfield's stock but disagreed as to the advisability of Mr. Coates' proposals. Mr. DeWoskin's letter explained that Northfield's management had concluded that pursuing Mr. Coates' proposals would negatively impact the regulatory approval process for PolyHeme. Based on management's conclusions, Mr. DeWoskin indicated in his letter that he believed a meeting with Mr. Coates at that time would not be productive.

     In December 1998, Mr. DeWoskin received a letter from Pete Roberts, Vice President of Management Insights. In his letter, Mr. Roberts indicated his belief that Northfield should increase the level of funding for its clinical trials of PolyHeme in order to accelerate the FDA's approval process. Based on its response to Mr. Coates' letters, Northfield did not prepare an additional response to Mr. Roberts' letter.

     In December 1999, Mr. Coates sent a letter to Mr. DeWoskin in which he expressed his concern with the direction of Northfield's business. Mr. Coates also stated that he believed his business experience would be beneficial to Northfield and that he was considering whether to seek election as a director at Northfield's 2000 annual meeting. Mr. DeWoskin responded by letter to Mr. Coates in February 2000. Mr. DeWoskin indicated that Northfield was not seeking to expand its board of directors at that time but that Mr. DeWoskin would be available to discuss Mr. Coates' concerns by phone at a mutually convenient time. Mr. Coates never responded to Mr. DeWoskin's offer to speak with him.

     On June 23, 2000, Mr. Coates and Management Insights distributed a letter to Northfield's stockholders. The letter restated Mr. Coates' proposals that Northfield should pursue an expanded public and investor relation program. The letter also requested that Northfield stockholders contact Mr. Coates to discuss his proposals. The letter did not indicate whether Mr. Coates intended to seek election as a Northfield director.

     Shortly after the distribution of the June 23 letter, Northfield's legal counsel contacted legal counsel for Mr. Coates to suggest that Mr. Coates meet with Northfield's management. On July 24, 2000, Mr. Coates and his legal counsel met with Mr. DeWoskin and Steven A. Gould, M.D., Northfield's President, in the Chicago offices of Northfield's legal counsel. At the beginning of the meeting, Mr. DeWoskin requested that Mr. Coates provide a more complete explanation of his proposals and what specific steps he proposed to enhance value for Northfield's stockholders. Mr. Coates discussed at length his opinion that the stock market had undervalued Northfield because it had not aggressively sought to increase the price of its stock by issuing press releases, holding meetings with analysts and taking similar actions. Mr. Coates also referred to his experience in valuing companies for estate tax and other purposes and indicated that he believed the proper value of Northfield was significantly higher than its current trading price. Mr. DeWoskin and Dr. Gould indicated that they were aware of Mr. Coates proposals from his previous communications and that Northfield's board and management continued to believe it would be inadvisable to pursue these proposals because they would be inappropriate for a company sponsoring an investigational medical product and would be likely to delay FDA approval for PolyHeme. Northfield's representatives did state that they would consider

Mr. Coates views further and discuss them with Northfield's board of directors. Mr. Coates indicated that he would contact Northfield following the completion of a planned business trip to discuss his proposals further. Mr. Coates did not state during the meeting whether he intended to seek election as a director of Northfield or what actions he might take if Northfield determined not to pursue his proposals.

     On August 8, 2000, Mr. Coates and Management Insights distributed a second letter to Northfield's stockholders in which Mr. Coates related his interpretation of the matters that had been discussed at the July 24 meeting. Mr. Coates and Management Insights did not contact Northfield regarding their proposal to conduct further discussions following the July 24 meeting.

     On August 10, 2000, Mr. Coates delivered a letter to Northfield in which he proposed that he and three other individuals be included in the slate of directors standing for election at Northfield's annual meeting. Mr. Coates' letter stated that he consented to the inclusion of the information regarding his four proposed nominees in Northfield's proxy statement for the annual meeting. On August 14, 2000, Northfield delivered a letter to Mr. Coates requesting that he provide certain additional information regarding his proposed nominees that appeared to have been omitted from his August 10 letter. On August 15, 2000, Mr. Coates delivered a letter to Northfield certifying that no required information had been omitted from his August 10 letter.

     On August 17, 2000, Northfield's board of directors held a telephonic meeting to consider the nomination materials submitted by Mr. Coates. The board discussed the information regarding the proposed nominees included in the nomination materials and whether Mr. Coates had properly complied with the director nomination procedures contained in Northfield's bylaws. After a discussion of the matter, the directors participating in the meeting unanimously determined that it would not be desirable or in the best interests of Northfield or its stockholders to include Mr. Coates' nominees in the board's recommendation to stockholders in connection with the annual meeting. The board did not make a determination as to whether Mr. Coates had properly complied with the director nomination procedures contained in Northfield's bylaws. On August 18, 2000, Northfield notified Mr. Coates by letter of its board's determination. Mr. Coates did not respond to Northfield's notification letter.

     On August 25, 2000, Mr. Coates and Management Insights delivered a letter to Northfield demanding to be provided with a list of Northfield's stockholders. Northfield responded by letter on September 1, 2000 and indicated that it would agree to provide the requested information in accordance with Delaware law. The stockholder list was provided to Mr. Coates' representatives on September 6, 2000.

ADDITIONAL INFORMATION REGARDING EMPLOYMENT AGREEMENTS

     As described in Northfield's proxy statement, Mr. DeWoskin, Dr. Gould and Mr. Kogut are parties to employment agreements with Northfield. The term of each employment agreement expires on December 31, 2000. The annual salaries payable under the employment agreements with Mr. DeWoskin, Dr. Gould and Mr. Kogut are $262,309, $278,276 and $219,772, respectively. The salaries of the executive officers may be reviewed annually by Northfield's board of directors and may be increased but not decreased from the foregoing amounts. The employment agreements do not expressly provide for the payment of cash bonuses. The employment agreements also permit the executive officers to participate in all other employee benefit plans and programs made available by Northfield to its employees. The employment agreements provide that if the executive officer does not continue to be employed by Northfield after December 31, 2000 for any reason other than his death, disability or discharge for cause, Northfield will generally be obligated to continue to pay the executive officer his full base salary until December 31, 2001.

     The employment agreements provide for certain payments following a termination of employment of the executive officer in connection with a change in control of Northfield. For this purpose, a change in control of Northfield will be deemed to have occurred if at least three of the four nominees proposed by Mr. Coates and Management Insights are elected to Northfield's board of directors. Upon the involuntary termination of the employment of any of the executive officers by Northfield in connection with a change in control, or upon the voluntary termination of employment by any of the executive officers for "good reason" following a change in control, Northfield will generally be obligated to continue to pay the executive officer his full base salary until the second anniversary of the date of the termination of his employment. Northfield is also obligated to continue to provide medical insurance and other benefits to the executive employee and his dependents during this period. If Mr. DeWoskin, Dr. Gould and Mr. Kogut were each to terminate their employment in connection with a change in control of Northfield, Northfield would be obligated to make payments to the three executive officers totaling approximately $1,520,000 and would incur additional costs relating to providing continuing employee benefits to the executive officers for a two-year period.

ADDITIONAL INFORMATION REGARDING AUDIT COMMITTEE

     Northfield's board of directors has an audit committee composed of David A. Savner (Chairman), Bruce S. Chelberg and Jack Olshansky. Each of the members of Northfield's audit committee is an independent director as defined in the applicable listing standards of the National Association of Securities Dealers, Inc. Northfield's board of directors has adopted a written charter for its audit committee, a copy of which is attached as an appendix to this proxy supplement.

AUDIT COMMITTEE REPORT

     Northfield's audit committee has (i) reviewed and discussed Northfield's audited financial statements with management, (ii) discussed with Northfield's independent auditors the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU Section 380), as amended,
(iii) received the written disclosures and the letter from Northfield's independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees), as amended, and (iv) discussed with Northfield's independent accountants the accountants' independence. Based on the review and discussions referred to above, the audit committee has recommended to Northfield's board of directors that Northfield's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended May 31, 2000 for filing with the SEC.

                                          David A. Savner (Chairman)
                                          Bruce S. Chelberg
                                          Jack Olshansky

     The Report of the Audit Committee is not deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

CLARIFICATION REGARDING STOCK PERFORMANCE GRAPH

     The caption for the first row of data in under "Stock Performance Graph" in the version of Northfield's proxy statement filed electronically with the SEC is intended to be "Nasdaq Pharmaceutical Index."

ADDITIONAL INFORMATION REGARDING SECURITY OWNERSHIP

     Since May 31, 2000, options to acquire 2,500 shares of common stock held by Robert L. McGinnis, Northfield's Vice President -- Manufacturing Development, vested and Mr. McGinnis became the beneficial owner of the shares issuable upon the exercise of the options. Except for the foregoing, all of the information included under "Security Ownership of Principal Stockholders and Management" in Northfield's proxy statement is to Northfield's knowledge correct as of the date of this proxy supplement.

                                                                      APPENDIX 1

                          NORTHFIELD LABORATORIES INC.
                               BOARD OF DIRECTORS
                            AUDIT COMMITTEE CHARTER

                                  JUNE 2, 2000

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the Nasdaq Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet privately in executive session at least annually with management, the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee shall communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

REVIEW PROCEDURES

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with the management and the independent auditors consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards 61 Communicating with Audit Committees (SAS 61). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

INDEPENDENT AUDITORS

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review, as needed, the independent auditors' audit plan - discuss scope, staffing, locations, reliance upon management and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

OTHER AUDIT COMMITTEE RESPONSIBILITIES

12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.